Exhibit 99.1
Marshall Edwards, Inc.

CONTACT:	David Sheon — 202 518-6384 (USA) Mr Christopher Naughton (CEO, Marshall Edwards, Inc) – +612 8878 6196 (Australia)
FOR IMMEDIATE RELEASE
MARSHALL EDWARDS, INC. RENEGOTIATES ANNUAL LICENSE PAYMENTS FOR PHENOXODIOL
Washington and Sydney, Australia: April 4, 2007 - Marshall Edwards, Inc. (Nasdaq: MSHL) has renegotiated with Novogen Limited (ASX: NRT — Nasdaq: NVGN) the timing of the payment of its annual $US 8 million milestone license payments for the investigational anti-cancer drug, phenoxodiol.
Under the terms of an amendment deed to the original license agreement signed yesterday, the payment of future milestone license fees due on 31 December, 2007 and each year subsequently will now commence at the end of the calendar year in which phenoxodiol first receives approval for marketing in the USA or any other country.
The marketing approval may be a result of Accelerated Approval of a New Drug Application by the U.S. Food and Drug Administration (FDA) or otherwise.
MSHL’s President and CEO, Mr Christopher Naughton, said renegotiating the timing of the milestone license fee payments would enable MSHL to focus its cash resources on completing the phenoxodiol phase III clinical trial Ovature, which was reviewed under a Special Protocol Assessment by FDA.
“The Ovature ovarian cancer clinical trial has now started and we look forward to patient recruitment continuing over the coming year; and it is appropriate that the future milestone license payments will now only be due following phenoxodiol’s approval for marketing,” Mr Naughton said.
MSHL is a US clinical oncology company and is 78.1 percent owned by Novogen.
Novogen Limited, based in Sydney, Australia, is developing a range of therapeutics across the fields of oncology, cardiovascular, and inflammatory diseases.
More information on phenoxodiol and on the Novogen group of companies can be found at www.marshalledwardsinc.com and www.novogen.com.
Under U.S. law, a new drug cannot be marketed until it has been investigated in clinical trials and approved by the FDA as being safe and effective for the intended use. Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval, or the failure to obtain such approval, of our product candidates; uncertainties in clinical trial results; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third arty patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.